Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO	For Release 8:00 a.m. EDT July 15, 2004
Thomas R. Melendrez, Vice President
(510) 668-7000

Thomas H. Werner Joins Board of Directors of Exar Corporation

Fremont, California, July 15, 2004 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced the appointment of Thomas H. Werner to its board of directors. Mr. Werner currently serves on the board of directors of Three-Five Systems, Inc., a public company. Mr. Werner is the chief executive officer of SunPower Corporation and was the chief executive officer of Silicon Light Machines, Inc. and has held a number of different executive management positions at 3Com Corporation and Oak Industries, Inc. He is a graduate of the University of Wisconsin; Marquette University; and George Washington University and received a BS, Industrial Engineering, in 1982, a BS, Electrical Engineering, in 1986, and his MBA in 1995, respectively.

“Tom’s increasing executive responsibilities at 3Com for connectivitity products and at Oak Industries for telecommunications products, together with his exceptional leadership skills and executive focus, will further augment our strategic decisions,” said Raimon L. Conlisk, vice chairman, Exar Corporation. “Tom’s addition continues our efforts to broaden the board’s perspective, thereby enhancing our effectiveness in dealing with dynamic market conditions impacting our connectivity product offerings.”

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2004 revenues of $67.2 million, and employs approximately 265 people worldwide. For more information about the Company visit: www.exar.com.

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